SUB-ITEM 77K:
Changes in registrants certifying accountant


On June 25, 2008, PricewaterhouseCoopers LLP was replaced as the independent registered public accounting firm for the RMK Advantage Income Fund, Inc., RMK High Income Fund, Inc., RMK Multi-Sector High Income Fund, Inc., and RMK Strategic Income Fund, Inc.(the Funds). The decision to replace PricewaterhouseCoopers LLP was approved by the Funds audit committee and was ratified by its Board of Directors. The reports of PricewaterhouseCoopers LLP on the Funds financial statements for each of the two years in the period ended March 31, 2008 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the two most recent fiscal years and through June 25, 2008 there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused them to make reference to the subject matter of the disagreements in connection with their reports on the financial statements for such years. At no time preceding the replacement of PricewaterhouseCoopers LLP did any of the events enumerated in paragraphs (1)(v)(A) through (D) of item 304(a) of Regulation S-K occur.

On June 25, 2008, the Funds Board of Directors engaged the firm Briggs, Bunting & Dougherty, LLP to serve as the new independent registered public accounting firm to the Funds.
At no time preceding the engagement of Briggs, Bunting &
Dougherty, LLP did the funds management consult Briggs, Bunting & Dougherty, LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds financial statements, or (ii) any matter that was either the subject of a disagreement or a reportable event, as such terms are defined in Item 304 of Regulation S-K.

The Funds have provided PricewaterhouseCoopers LLP with a copy of these disclosures and have requested
PricewaterhouseCoopers LLP to furnish with a letter addressed to the Commission stating whether it agrees with the statements made by the Funds herein and, if not, detailing the particular statements with which it does not agree. A copy of such letter, dated November
26, 2008, is filed below with this Form N-SAR.

PricewaterhouseCoopers LLP
41 South High Street, Suite 2500
Columbus, Ohio 43215
Telephone (614) 225-8700
Facsimile (614) 225-1044

November 26, 2008



Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by RMK Advantage
Income Fund, Inc., RMK High Income Fund, Inc., RMK
Multi-Sector High Income Fund, Inc., and RMK
Strategic Income Fund, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 77K of Form
N-SAR dated November 26, 2008. We agree with the statements concerning our Firm in such Form N-SAR.

Very truly yours,


PricewaterhouseCoopers LLP